                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                W. H. BRADY CO.

                                BRADY USA, INC.

                              VSI ACQUISITION CO.

                                      AND

                            VARITRONIC SYSTEMS, INC.

                         DATED AS OF FEBRUARY 27, 1996

                          AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER, dated as of February 27, 1996, among W. H. BRADY CO., a Wisconsin corporation (the "Purchaser"), VSI ACQUISITION CO., a Minnesota corporation (the "Sub") and a wholly-owned subsidiary of BRADY USA, INC., a Wisconsin corporation ("BUSA"), which is wholly-owned by the Purchaser, and VARITRONIC SYSTEMS, INC., a Minnesota corporation (the "Company").

                              W I T N E S S E T H:

               WHEREAS, the respective Boards of Directors of the Purchaser, BUSA, the Sub and the Company have each determined that it is advisable and in the best interest of each such respective Company and its stockholders, on the terms and subject to the conditions of this Agreement, (a) for the Sub to commence a cash tender offer to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") and (b) following the consummation of the cash tender offer, to merge the Sub into the Company; and

               WHEREAS, the Board of Directors of the Company has adopted resolutions approving that Offer (as hereafter defined) and the Merger (as hereafter defined) and recommending that the holders of the Common Stock accept the Offer;

               NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereafter set forth, the parties hereto do hereby agree as follows:


                                   ARTICLE I.

                                   THE OFFER

               SECTION 1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof, as promptly as practicable (but in any event within five business days of the date of this Agreement), the Purchaser and BUSA shall cause the Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all outstanding shares of Common Stock at a price of $17.50 per share, net to the seller in cash which shall remain open for at least twenty (20) business days (the "Offer") and, subject to the conditions of the Offer, shall use its best efforts to consummate the Offer. The obligations of the Purchaser, BUSA and the Sub to consummate the Offer, to accept for payment and to pay for any shares of Common Stock tendered shall be subject only to those conditions set forth in Exhibit A hereto.

                      (b) Neither the Purchaser, BUSA nor the Sub will, without the prior written consent of the Board of Directors of the Company, decrease the amount or change the form of the consideration payable in the Offer, decrease the number of shares of Common Stock sought pursuant to the Offer, change the conditions to the Offer, impose additional conditions or terms to the Offer, amend or waive the condition that there be validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which when added to the number of shares of Common Stock owned by the Purchaser and its affiliates constitutes at least a two-thirds of the then outstanding shares of Common Stock on a fully diluted basis, or amend any term of the Offer in any manner adverse to holders of shares of Common Stock. Assuming the prior satisfaction or waiver of the conditions to the Offer, the Purchaser covenants and agrees to accept for payment and pay for, in accordance with the terms of the Offer, shares of Common Stock tendered pursuant to the Offer as soon as permitted to do so under applicable law, provided that the Purchaser, BUSA, and the Sub shall have the right, upon consultation with the Company, to extend the Offer (if without such extension the Purchaser would be unable to consummate the Offer) to a date not later than the 30th business day following the commencement of the Offer or for such longer period as may be required by law.

                      (c) Notwithstanding anything to the contrary in this Agreement, the Purchaser, BUSA, and the Sub further agree that, subject to the terms and conditions of this Agreement, in the event that the conditions to the Offer set forth in paragraphs (a) or (b) of Exhibit A hereto shall occur or exist (and shall not have been waived), the Sub shall, at the Company's request, extend the Offer to a date not later than the 40th business day following the commencement of the Offer; provided, however, if the conditions set forth in paragraph (d) shall not have been satisfied solely due to the Company's breach of the condition described therein, the Purchaser, BUSA, and the Sub shall, if reasonably requested by the Company, extend the Offer for five business days to enable the Company to cure such breach.

                      (d) As soon as practicable on or before the date of commencement of the Offer, but not later than three (3) business days after the Execution of this Agreement, the Purchaser, BUSA, and the Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's common stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser, BUSA, or the Sub with respect to information supplied by





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

the Company in writing for inclusion in the Offer Documents. The Purchaser, BUSA, the Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser, BUSA, and the Sub each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Company's common stockholders, in each case as and to the extent required by applicable federal securities laws. The Purchaser, BUSA, and the Sub agree to provide the Company and its counsel in writing with any comments the Purchaser, BUSA, the Sub or their counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments.

               SECTION 1.02 Company Actions. The Company hereby consents to the Offer and represents that (a) its Board of Directors or a duly authorized committee thereof (at a meeting duly called and held) has (i) determined that the Offer and the Merger (as hereinafter defined) taken together, are fair to the common stockholders of the Company and (ii) resolved, subject to its fiduciary duties under applicable laws as advised by counsel, to recommend acceptance of the Offer and approval and adoption of this Agreement by the common stockholders of the Company, and (b) Brown, Gibbons, Lang & Company, L.P. has advised the Company's Board of Directors that the $17.50 per share of Common Stock cash consideration to be received by the Company's common stockholders in the Offer and the Merger, taken together, is fair to such stockholders from a financial point of view (other than the Purchaser and its affiliates). The Company hereby agrees to file with the SEC as soon as practicable after the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in the first sentence of this Section 1.02. The Company, the Purchaser, BUSA, and the Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's common stockholders in each case and to the extent required by applicable federal securities laws. The Company agrees to provide the Purchaser, BUSA, and the Sub and their counsel, in writing, with any comments the Company or its counsel may receive from the SEC or its Staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Notwithstanding anything contained in this Section 1.02, if the Board of Directors of the Company determines in the exercise of its fiduciary duties to withdraw, modify or amend its recommendation, such withdrawal, modification or amendment shall not constitute a breach of this Agreement. The Company hereby consents to the inclusion in the Offer of the recommendation referred to in the first sentence of this Section 1.02. In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings and any available listing or





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

computer file containing the names and addresses of the record holders of the shares of Common Stock as of a recent date and will furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the common stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the documents constituting the Offer and any other documents necessary to consummate the Merger, the Purchaser, BUSA, and the Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver to the Company the information and all copies of such information then in their possession and in the possession of their legal, accounting and financial advisors.

               SECTION 1.03 Directors. (a) Promptly upon the purchase by the Purchaser or any of its affiliates of such number of shares of Common Stock which, when added to the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates, represents at least two-thirds of the outstanding shares of Common Stock and from time to time thereafter, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number of directors, on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of shares of Common Stock so owned bears to the number of shares of Common Stock outstanding, and the Company shall, upon request by the Purchaser, promptly, at the Company's election, either increase the size of the Board of Directors of the Company or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors of the Company and shall cause the Purchaser's designees to be so elected.

                      (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. The Purchaser will supply to the Company, in writing, and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.





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                                  ARTICLE II.

                                   THE MERGER

               SECTION 2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Minnesota Business Corporations Act (the "Minnesota Law"), the Sub shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of the Sub shall cease.

               SECTION 2.02 Effective Time. The Merger shall be consummated by filing with the Minnesota Secretary of State a certificate of merger or certificate of ownership and merger in such form as is required by, and executed in accordance with, the relevant provisions of the Minnesota Law (the time of such filing or such other time as may be set forth in the certificate of merger or certificate of ownership and merger being the "Effective Time").

               SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in the Minnesota Law. As of the Effective Time, the Company shall be a wholly-owned subsidiary of the Purchaser.

               SECTION 2.04 Articles of Incorporation and By-Laws. The Articles of Incorporation and the By-Laws of the Company shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

               SECTION 2.05 Directors and Officers. The directors of the Sub at the Effective Time shall become the directors of the Surviving Corporation until their successors are duly elected and qualified. The officers of the Company at the Effective Time shall become the officers of the Surviving Corporation until their successors are duly appointed and qualified.

               SECTION 2.06 Conversion of Shares. (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Purchaser or any affiliate of the Purchaser or held in the treasury of the Company, and Dissenting Shares, as defined in Section 3.01 hereof) shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $17.50 net to the holder in cash or any higher price paid per share of Common Stock pursuant to the Offer (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such share of Common Stock. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding shares of Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the





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

right to surrender such certificate or certificates in exchange for the Merger Consideration or to perfect the right to receive payment for such shares pursuant to Section 302A.471 of the Minnesota Law and Section 3.01 hereof if such holder has validly exercised and not withdrawn such right to receive payment for such shares.

                      (b) Each share of Common Stock held by the Purchaser or any of its affiliates or held in the Company's treasury or by a subsidiary of the Company shall, as of the Effective Time, and by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and be canceled and be retired without payment of any consideration therefor.

                      (c) The Purchaser, BUSA, and the Sub acknowledge that each share of Common Stock outstanding immediately prior to the date hereof which was awarded as restricted stock pursuant to the Stock Option Plans (as defined in Section 2.07 hereof) as of the date of acquisition of shares of Common Stock pursuant to the Offer, will become fully vested and free of any and all restrictions to which such shares of Common Stock are otherwise subject.

               SECTION 2.07 Stock Options. Prior to the purchase of shares of Common Stock pursuant to the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or take such other actions as are necessary to adjust the terms of all outstanding stock options to purchase Common Stock ("Options") heretofore granted to employees and directors under any stock option plan, program or arrangement of the Company (all such stock option plans, employee stock purchase plans, programs and arrangements shall be collectively referred to as the "Stock Option Plans") to provide for the cancellation of such Options as set forth in this Section 2.07. As of the date of the acquisition of shares of Common Stock pursuant to the Offer, each Option then outstanding, whether or not then fully exercisable, shall be canceled in exchange for a payment from the Company (subject to any applicable withholding taxes) equal to the product of (x) the total number of shares of Common Stock subject to such Option and
(y) the excess of the consideration paid in the Offer over the exercise price per share of Common Stock subject to such Option, payable in cash on the date of acquisition of the shares of Common Stock pursuant to the Offer. The Purchaser shall make available to the Company on the date of payment for the shares of Common Stock pursuant to the Offer, in the form of a loan payable on the earlier of (i) the Effective Time, and (ii) May 31, 1996, bearing interest per annum at the prime rate of the Firstar Bank Milwaukee, N.A., cash (except for cash payments to be made pursuant to the penultimate sentence of this
Section 2.07) in an aggregate amount necessary to make the payments pursuant to the preceding sentence. Except as provided herein, or as otherwise agreed to by the parties (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary, shall be deleted as of the Effective Time, and
(ii) the Company shall ensure





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that following the Effective Time no holder of an Option or any participant in any Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof. Notwithstanding any provision of this
Section 2.07 to the contrary, any Option granted to an officer of the Company listed on Schedule 2.07 within six months and one day of the date such Option would otherwise be canceled pursuant to this Section 2.07 shall be canceled and the payments provided for in this Section 2.07 shall be made six months and one day following the date of such grant. At the Effective Time, pursuant to an escrow agreement to be entered into by the parties hereto, the Purchaser shall deposit or cause to be deposited with an escrow agent reasonably acceptable to the Company, to be selected by the Purchaser, cash in an aggregate amount necessary to make the payments pursuant to the preceding sentence. Except as may be set forth on Schedule 2.07(b), or as contemplated by Section 7.01(a) hereof, no consent of any stockholder of the Company is or may be required in connection with the transactions contemplated by this Section 2.07.

               SECTION 2.08 Conversion of Sub Common Stock. Each share of common stock, par value $.01 per share, of the Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

               SECTION 2.09 Stockholders' Meeting. If approval by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                      (a) duly call, give notice of, convene and hold an annual or special meeting (the "Stockholders' Meeting") of its stockholders as soon as practicable following the expiration of the Offer for the purpose of considering and taking action on this Agreement;

                      (b) subject to its fiduciary duties under applicable laws as advised by counsel, include in the Proxy Statement (as hereinafter defined) the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement; and

                      (c) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration of the Offer, and (ii) subject to fiduciary duties of the Board of Directors under applicable law as advised by counsel, to obtain the necessary approvals of the Merger and this Agreement by its stockholders. The Purchaser agrees that, at the Stockholders' Meeting, all of the shares of Common Stock





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

acquired pursuant to the Offer or otherwise by the Purchaser, the Sub or any other affiliate of the Purchaser will be voted in favor of the Merger and this Agreement.

               SECTION 2.10 Merger Without Meeting of Stockholders. Notwithstanding the foregoing, if, following the completion of the Offer, the Merger may be consummated under Minnesota Law without a vote of the Company's stockholders, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the acquisition of shares of Common Stock pursuant to the Offer, but in no event later than thirty days thereafter.

               SECTION 2.11 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after consummation of the Offer, and if required by law, after the vote of the stockholders of the Company in favor of the adoption of this Agreement has been obtained, the Company (or the Purchaser or the Sub, if appropriate) shall execute in the manner required by the Minnesota Law and deliver to the Secretary of State of the State of Minnesota the duly executed certificate of merger or certificate of ownership and merger, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of the Company (or such other place as the parties may agree) for the purpose of confirming all the foregoing.


                                  ARTICLE III.

                  DISSENTING SHARES; EXCHANGE OF CERTIFICATES

               SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that appraisal rights are available in connection with the Merger pursuant to the Minnesota Law, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and comply with all of the relevant provisions of Section 302A.473 of the Minnesota Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Minnesota Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon.

               SECTION 3.02 Exchange of Certificates. (a) The Purchaser shall deposit or cause to be deposited in trust with an exchange agent reasonably acceptable to the Company to be selected by the Purchaser (the "Exchange Agent") at the Effective Time cash in an aggregate amount necessary to make the payments pursuant to Section 2.06 hereof to holders (other than the Purchaser, BUSA, or the Sub or any of their respective affiliates) of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Exchange Fund"), and to make the appropriate cash payments, if any, to holders of Dissenting Shares. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Exchange Agent shall invest portions of the Exchange Fund as the Purchaser directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $50 million. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. If for any reason (including, without limitation, losses sustained by such investments) the Exchange Fund is inadequate to pay the amount holders of Common Stock shall be entitled to hereunder, the Surviving Corporation shall be liable for the payment thereof.

                      (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate or payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of shares of Common Stock formerly represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing shares of Common Stock owned by the Purchaser or any affiliate of the Purchaser, and Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of shares of Common Stock evidenced by such Certificate, without any interest thereon.

                      (c) After the Effective Time, there shall be no transfers of shares of Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this
Article III. As of the Effective Time, the stock ledger of the Company shall be closed.

                      (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with Section 3.01 hereof shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon.


                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

               The Company represents and warrants to the Purchaser and the Sub as follows:

               SECTION 4.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect.

               SECTION 4.02 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.01 per share, of which, as of February 26, 1996, 2,319,495 shares were issued and outstanding and (b) 1,000,000 shares of Preferred Stock, par value $.01, none of which are outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of February 26, 1996, 193,500 shares of Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of all outstanding Options and the employee Stock purchase plan. Except as set forth above and for the Option provided in Section 9.09(d) and Exhibit B, there are not as of the date hereof, and at the Effective Time there will not be,





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any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company to issue any additional shares of Common Stock or any other shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares.

               SECTION 4.03 Corporate Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, if required, the approval and adoption of this Agreement by the Company's stockholders). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of each of the Purchaser, BUSA, and the Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

               SECTION 4.04 Reports. (a) Since January 1, 1995, the Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and the rules promulgated thereunder (collectively, the "SEC Reports"). None of the SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                      (b) The consolidated balance sheets and the related consolidated statements of net earnings and of changes in financial position (including the related notes thereto) of the Company included in the SEC Reports fairly present the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the results of consolidated operations and changes in consolidated financial position for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments), except as otherwise noted therein, and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

               SECTION 4.05 Offer Documents; Proxy Statement; Other Information. The Schedule 14D-9 and if required for the consummation of the Merger under applicable law, a Proxy Statement will comply in all material respects with the applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by the Purchaser or any affiliate of the Purchaser, in writing, for inclusion in the Schedule 14D-9 or the Proxy Statement or any amendments or supplements thereto. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser or the Sub in writing for inclusion in the Schedule 14D-9. None of the information relating to the Company and its subsidiaries supplied in writing by the Company for inclusion in the Offer Documents or the Proxy Statement, including any amendments or supplements to either of the foregoing, or any schedules required to be filed with the SEC in connection therewith, will, at the respective times the Offer Documents or Proxy Statement or any amendments or supplements thereto are filed with the SEC or mailed to the stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger, are collectively referred to herein as the "Proxy Statement".

               SECTION 4.06 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the certificate of merger or certificate of ownership and merger pursuant to the Minnesota Law, (D) pursuant to any applicable state securities, "Blue Sky" or takeover laws, including Chapter 80B of the Minnesota Statutes (E) any consents, approvals, authorizations or permits, filings or notifications required to be given or made to any foreign jurisdiction, or (F) except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated hereby; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except for violations which would not in the aggregate have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated hereby.

               SECTION 4.07 Brokerage Fees and Commissions. Except for those fees and expenses payable to Brown, Gibbons, Lang & Company, L.P., the Company hereby represents and warrants to the Purchaser with respect to the Company, that no person or entity is entitled to receive from the Company, or any of its subsidiaries any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

               SECTION 4.08 Events Subsequent to August 1, 1995. Except as described on Schedule 4.08, or related to transactions involving the Purchaser or the Purchaser's affiliates since August 1, 1995, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the foregoing, since that date:

                      (i) The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, for more than $200,000 in the aggregate, other than for a fair consideration in the ordinary course of business;

                      (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either requiring payment by the Company of more than $250,000 or other than in the ordinary course of business
       (except for the renewal of the lease for the Company's corporate headquarters and product purchase orders and agreements in the ordinary course of business and in amounts and on terms consistent with past practices);

                      (iii) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $500,000 to which the Company is a party or by which it is bound;

                      (iv) the Company has not imposed any security interest upon any of its assets, tangible or intangible;

                      (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the ordinary course of business;

                      (vi) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $250,000 in the aggregate (other than agreements with Norwest Equipment Finance);

                      (vii) the Company has not granted any license or sublicense of any rights under or with respect to any intellectual property;

                      (viii) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                      (ix) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business, except as disclosed on Schedule 6.08;

                      (x) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees outside the ordinary course of business, except as disclosed on Schedule 6.08.

               SECTION 4.09 Intellectual Property. The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all intellectual property necessary for the operation of the business of the Company as presently conducted (excluding property for which the loss of ownership or right to use would result in a loss of not more than $100,000 annually) and there is no pending or threatened challenge to the Company's ownership or right to use any of the foregoing.

               SECTION 4.10 Litigation. Except litigation relating to the Purchaser and BUSA or as disclosed on Schedule 4.10, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending or threatened and the Company does not have any knowledge of an event that reasonably can be expected to result in pending or threatened material litigation.

               SECTION 4.11 Contracts. Except as disclosed on Schedule 4.11 all contracts involving more than $100,000 to which the Company is a party are valid and binding and in full force and effect and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Company or by any other party thereto, except for such defaults and events as to which requisite waivers or consents have been obtained; and neither the execution of this Agreement nor the effectuation of this plan of merger will constitute a default under or breach of any such contract.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                              OF PURCHASER AND SUB

               The Purchaser and the Sub represent and warrant to the Company as follows:

               Section 5.01 Organization and Qualification. Each of the Purchaser, BUSA, and the Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Purchaser, BUSA, and the Sub is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or so qualified would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole. The Sub is a corporation wholly owned by BUSA that was recently formed for the purpose of engaging in the transactions described in this Agreement and has not engaged in any activity other than those incidents to the foregoing.

               SECTION 5.02 Corporate Power and Authority. Each of the Purchaser, BUSA, and the Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser, BUSA, and the Sub of this Agreement and the consummation by the Purchaser, BUSA, and the Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of the Purchaser, BUSA, and the Sub, and the stockholder of the Sub, and no other corporate proceedings on the part of the Purchaser, BUSA, or the Sub are necessary to authorize this Agreement, or commence the Offer or to consummate the transactions so contemplated by this Agreement (including the Offer). This Agreement has been duly and validly executed and delivered by each of the Purchaser, BUSA, and the Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes the legal, valid and binding obligation of each of the Purchaser, BUSA, and the Sub, enforceable against each of the Purchaser, BUSA, and the Sub in accordance with its terms.

               SECTION 5.03 Offer Documents; Proxy Statement. The Offer Documents and the Offer will comply in all material respects with applicable federal securities laws, except that no representation is made by the Purchaser with respect to information supplied by the Company, in writing, or inclusion in the Offer Documents or any amendments or supplements thereto. None of the information supplied by the Purchaser and its affiliates, in writing, for inclusion in the Proxy Statement or any amendments or supplements thereto will, at the respective times the Proxy Statement or any amendments or supplements thereto are filed with the SEC, at the time that the Proxy Statement or any amendment or supplement thereto is mailed to the Company's stockholders, or, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               SECTION 5.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Purchaser and the Sub nor the consummation by the Purchaser or the Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or by-laws (or other similar governing documents) of the Purchaser, BUSA, or the Sub; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the certificate of merger or certificate of ownership and merger pursuant to the Minnesota Law, (D) pursuant to any applicable state securities, "Blue Sky" or takeover laws, (E) any consents, approvals, authorizations or permits, filings or notifications required to be given or made to any foreign jurisdiction, or
(F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have any material adverse effect on the financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole or a material adverse effect on the consummation of the transactions contemplated hereby; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, except for violations which would not have in the aggregate any material adverse effect on the financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole or a material adverse effect on the consummation of the transactions contemplated hereby.

               SECTION 5.05 Financing. The Purchaser, BUSA, and the Sub have and will have immediately prior to the consummation of the Offer, and at the Closing, sufficient funds necessary to timely consummate the Offer and the Merger and the other transactions contemplated hereby including the payment of related fees and expenses.

               SECTION 5.06 Financial Statements. The Purchaser has delivered to the Company copies of the audited consolidated and unaudited consolidating balance sheets of W. H. Brady Co., a Wisconsin corporation, as of July 31, 1995 and 1994 and the related audited consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended (including the related notes thereto) (the "Brady Financial Statements"). The Brady Financial Statements fairly present the consolidated financial position of Brady as of their respective dates, and the results of consolidated operations and changes in consolidated financial position for the periods therein, all in conformity with generally accepted accounting principles.

               SECTION 5.07 Conduct of Business. Since January 31, 1996, Brady and its subsidiaries have conducted, and from the date of this Agreement until the Effective Time each of Brady and its subsidiaries will conduct, their operations in the ordinary and usual course of business and consistent with past practice (and Brady will not pay any extraordinary dividends or make any other extraordinary payments or transfers to any affiliate that is not a subsidiary), except for transactions contemplated by this Agreement and the financing thereof.


                                  ARTICLE VI.

                                   COVENANTS

               SECTION 6.01 Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in Schedule 6.01, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth in Schedule 6.01, prior to the Effective Time, neither the Company nor any of it subsidiaries, as the case may be, will, without the prior written consent of the Purchaser, (i) issue, sell, pledge or encumber, or authorize or propose the issuance, sale, pledge or encumbrance of
(A) any shares of capital stock of any class (including the shares of Common Stock), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company or any of its subsidiaries for such shares, other than shares of Common Stock issuable upon exercise of currently outstanding Options, or (B) any other securities in respect of, in lieu of or in substitution for shares of Common Stock outstanding on the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the shares of Common Stock); (iii) split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution on any shares of capital stock of the Company; (iv) except pursuant to agreements or arrangements in effect on the date hereof which have been disclosed to the Purchaser, authorize any capital expenditure in excess of $500,000 in the aggregate, make any acquisition or disposition of a material amount of assets (other than inventory) or securities, enter into or amend or terminate any contract, material to the business of the Company and its subsidiaries taken as a whole, or release or relinquish any contact rights or claims, material to the business of the Company and its subsidiaries taken as a whole; (v) pledge or encumber any material assets of the Company except in the ordinary course of business; (vi) incur any long-term debt for borrowed money or short-term debt for borrowed money in an aggregate amount in excess of $100,000.00 except for debt incurred in the ordinary course of business (including, without limitation, to fund working capital needs; (vii) propose or adopt any amendments to the Articles of Incorporation or By-Laws of the Company; (viii) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practice; (x) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to subsidiaries and customer loans or advances to employees in accordance with past practices); (xi) except as required by applicable laws, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, severance, termination, employment or other employee benefit plan, agreement, trust, fund, policy or other arrangement for the benefit or welfare of any employee or director or former employee or director or, except as required by applicable laws, increase the compensation or fringe benefits of any employee or pay any employee or pay any benefit not required by any existing plan, arrangement or agreement; (xii) make any tax election or settle or compromise any federal, state, local or foreign income tax liability, except in the ordinary course of business and consistent with past practice; or (xiii) agree in writing or otherwise to take any of the foregoing actions. Following the date of this Agreement, the Company will review its financing documents to determine if the consent of any third party is required in connection with the transactions contemplated hereby. If following such review, the Company becomes actually aware that any such consent is required, it will so notify the Purchaser, and the parties hereto shall use their respective best efforts to secure such consent; provided, however, that for this purpose "best efforts" shall not require the Company or the Purchaser to make any payment in order to secure any such consents.

               SECTION 6.02 No Solicitation. Neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors and officers under applicable laws upon advice of counsel to the Company, participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than the Purchaser or any affiliate or an associate of the Purchaser) concerning any merger, sale of substantially all the assets, sale of shares of capital stock or similar transactions involving the Company or any material subsidiary or division of the Company; provided, however, that nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e- 2(a) promulgated under the Exchange Act, (ii) making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law or (iii) providing information to, or participating in discussions or negotiations with, any party that has actually made, and which the Board of Directors believes in good faith would be capable of effecting an acquisition of the Company on terms that are superior, from a financial point of view, to the Offer and the Merger. The Company will promptly communicate to the Purchaser if it is furnishing information to or engaging in negotiations with any third party with respect to the acquisition of the Company or any of its assets or subsidiaries.

               SECTION 6.03 Access to Information. (a) Between the date of this Agreement and the Effective Time, the Company will, upon reasonable notice to Raymond F. Good or his designee, allow the Purchaser and its authorized representatives reasonable access in a manner reasonably acceptable to Mr. Good or his designee during regular business hours to its plants, offices, warehouses, other facilities and books and records concerning (i) any change to, termination of, or refusal to extend any agreement with any distributor or supplier since August 1, 1995, (ii) any change in the Company's right to use, or ownership of, its intellectual property, or (iii) its inventory. The Company will also make its employees available for interviews with the Purchaser, with Company personnel present for reasonable purposes in a manner reasonably acceptable to Mr. Good or his designee.

               (b) Except as otherwise required by law, Purchaser or its agents will not, and will cause its authorized representatives not to, disclose any information to third parties obtained pursuant to this Section 6.03 except its attorneys, financial advisors and lenders and then only for purposes related to the consummation of the transactions contemplated by this Agreement. Upon any termination of this Agreement, Purchaser will collect and deliver to the Company all documents obtained by it or any of its authorized representatives then in their possession and any copies thereof.

               SECTION 6.04 Notification of Certain Matters. Each of the Company and the Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

               SECTION 6.05 Best Efforts. Subject to the terms and conditions herein provided, and with respect to the Company, to the fiduciary duties of the Board of Directors of the Company under applicable laws, each of the parties hereto agrees to (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Offer and Merger and (ii) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, in the case of the

Purchaser, BUSA, and the Sub, the filings required under Minnesota Statutes Chapter 80B, as amended, with respect to the Offer and Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

               SECTION 6.06 Indemnification and Insurance. (a) The Surviving Corporation and the Purchaser agree that the Surviving Corporation will at all times exercise the powers granted to it by its Articles of Incorporation, its By-laws, and by applicable law to indemnify to the fullest extent possible present or former directors, officers, employees and agents of the Company against claims made against them arising from their service in such capacities. The Surviving Corporation and the Purchaser agree that until six years from the Effective Time, the Articles of Incorporation and By-laws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

                      (b) The Purchaser will honor and guarantee the Surviving Corporation's performance of all contracts, agreements and commitments of the Company or any of its subsidiaries which indemnify any current or former employee or current or former director of the Company or any of its subsidiaries, as disclosed on Schedule 6.06(b).

                      (c) Should any claim or claims be asserted or made against any present or former director, officer, employee or agent of the Company, arising from his services as such, within six years from the Effective Time, the provisions of this Section 6.06 respecting the Articles of Incorporation and the By-laws of the Surviving Corporation shall continue in effect until the final disposition of all such claims.

                      (d) Any indemnified party wishing to claim indemnification under this Section, upon learning of any such action, suit, claim, proceeding or investigation, shall promptly notify the Purchaser and the Surviving Corporation thereof and the Purchaser and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that any failure so to notify the Purchaser and the Surviving Corporation of any obligation to indemnify such indemnified party or of any other obligation imposed by this Section shall not affect such obligations unless such failure to so notify materially prejudices the rights of the Purchaser and the Surviving Corporation to defend any such action, suit, claim, proceeding or investigation. The indemnified parties as a group shall retain only one counsel in each jurisdiction to represent them with respect to any single action; provided, however, in the event that there is, under applicable standards of professional conduct, a conflict between the positions of any two or more indemnified parties, the Purchaser and such indemnified parties may retain, at the expense of the Purchaser and the Surviving Corporation, as the case may be, such number of additional counsel as are necessary to eliminate all conflicts of the type referred to above.

                      (e) In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, the Surviving Corporation and the Purchaser shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim.

               SECTION 6.07 Company Indebtedness. Prior to the Effective Time, the Company shall cooperate with the Purchaser in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding long-term indebtedness of the Company or any of its subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained (provided that prior to consummation of the Merger, the Company shall not be required to actually redeem, prepay, modify, satisfy or eliminate any such outstanding long-term indebtedness, make any payment or undertake any obligation in order to secure any such consents or take any steps which would irrevocably lead to any of the foregoing).

               SECTION 6.08 Benefit Plans. (a) Schedule 6.08(a) includes all employee benefit plans, programs, policies and agreements which provide compensation or other benefits upon a termination of employment, voluntary or involuntary, for the 17 highest paid employees of the Company or its subsidiaries or which include a "change of control" provision, and a complete and correct copy (or model form) of each such plan, program, policy and agreement has been provided to Purchaser. Schedule 6.08(a) also sets forth the annual compensation and average annual compensation, as the case may be, as of the date of this Agreement for purposes of calculating the amount payable for each of the 17 highest paid employees of the Company or its subsidiaries and any other employee covered by a change of control provision under any of the plans, programs, policies and agreements listed on Schedule 6.08(a).

                      (b) The Purchaser will honor and cause the Surviving Corporation to honor and perform its obligations under each of the plans, programs, policies and agreements set forth on Schedule 6.08(b), but only to the extent consistent with the terms and conditions of any such plan, program, policy or agreement (or model form thereof) disclosed to the Purchaser. The Company believes the method of calculation provided to the Purchaser under certain of such plans, programs, policies or agreements is correct and proper.

                      (c) If any salaried or non-union hourly employee of the Company or any of its subsidiaries is or becomes a participant in any written employee benefit plan or program of the Purchaser or any member of its controlled group within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code"), such employee shall be credited under such plan or program with all service prior to the Effective Time with the Company and its subsidiaries (and any predecessor employer) to the extent credit was given by the Company and its subsidiaries for purposes of eligibility for all purposes and vesting under such plan or program.

                      (d) The Purchaser and the Sub acknowledge that consummation of the Offer will constitute a change of control of the Company (to the extent such concept is relevant) for purposes of any and all of the agreements and plans specified on Schedule 6.08(a).

                      (e) The Purchaser and the Sub agree to the amendment of the compensation and benefit plans and programs set forth below in this
Section 6.08(e) to permit the acceleration of payment thereunder on or after the later of the date of the acquisition of shares of Common Stock pursuant to the Offer or five business days after the participant's termination of employment for any reason (other than his or her retirement at or after age 65, death or disability); provided, however, that such termination occurs within two years after such acquisition of Common Stock and that no payments shall be accelerated or made to the extent they could constitute non-deductible excess parachute payments within the meaning of Section 280G(b)(1) and (2)(A) of the Code. The Company has not entered into, adopted or amended after July 31, 1995 any employee benefit plan, program, policy or agreement, or any other agreement or arrangement with respect to any employee or director of the Company or any of its subsidiaries, except as listed on Schedule 6.08.

               SECTION 6.09 Extension of Acquisition Options. The Company will use its best efforts to obtain an extension of the options to purchase the companies identified on Schedule 6.01 to a date subsequent to the Effective Time. If the Company is unable to obtain such extensions, it will consult with Purchaser before exercising either of those acquisition options set forth on
Schedule 6.01.


                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

               SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

                      (a) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company owning at least two-thirds of the Company's outstanding Common Stock in accordance with applicable law, if such vote is required by applicable law;

                      (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the parties shall use their best efforts to have any such order, decree or injunction vacated or reversed;

                      (c) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

                      (d) the Sub shall have purchased all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of the Purchaser, BUSA or the Sub in violation of the terms of this Agreement or the Offer if the Sub fails to purchase shares of Common Stock tendered pursuant to the Offer.


                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

               SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective
Time:

                      (a) by mutual written consent duly authorized by the Boards of Directors of the Company (excluding any representative of the Purchaser or an affiliate of the Purchaser), the Purchaser and the Sub;

                      (b) by either the Purchaser or the Company, if the Effective Time shall not have occurred on or before December 31, 1996 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

                      (c) by either the Purchaser or the Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the parties shall use their best efforts to have any such order, decree, ruling or injunction vacated or reversed;

                      (d) by the Purchaser, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Exhibit A hereto, the Sub shall have (A) failed to commence the Offer as provided in Section 1.01 hereof within 20 days following the date of this Agreement; (B) terminated the Offer or the Offer shall have expired without the purchase of shares of Common Stock thereunder at any time after the latest date, if any, to which the Offer shall have been extended pursuant to
Section 1.01(c) hereof or (C) failed to pay for shares of Common Stock pursuant to the Offer by the 40th business day following such commencement, unless such failure to commence, termination or failure to pay for shares of Common Stock shall have been caused by or resulted from the failure of the Sub or the Purchaser to perform in any respect its material covenants and agreements contained in this Agreement or Offer; or (ii) prior to the purchase of shares of Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, or shall have recommended another offer, or shall have resolved to do any of the foregoing; provided, however, the Purchaser shall have no right to terminate this Agreement and abandon the Merger if the Company withdraws or modifies its recommendation of the Offer, this Agreement or the Merger, by reason of taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to another proposal, and if within ten days of taking and disclosing to its stockholders the aforementioned position, the Company publicly reconfirms its recommendation of the Offer, this Agreement or the Merger and takes and discloses to the Company's stockholders a recommendation to reject such other proposal as contemplated by Rule 14e-2(a)(1) promulgated under the Exchange Act; or

                      (e) by the Company, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Exhibit A hereto or otherwise, the Sub shall have (A) failed to commence the Offer as provided in Section 1.01 hereof within 20 days following the date of this Agreement, (B) terminated the Offer or the Offer shall have expired without the purchase of shares of Common Stock thereunder at any time after the latest date, if any, to which the Offer shall have been extended pursuant to Section 1.01(c) hereof or (C) failed to pay for shares of Common Stock pursuant to the Offer by the 40th business day following such commencement, unless such failure to commence, termination or failure to pay for shares of Common Stock shall have been caused by or resulted from the occurrence or existence of the condition described in paragraph (D) of Exhibit A hereto, or (ii) prior to the purchase of shares of Common Stock pursuant to the Offer, (A) a corporation, partnership, person or other entity or group shall have made a bona fide proposal that the Board of Directors of the Company believes, in good faith after consultation with its legal and financial advisors, is more favorable to the Company and its stockholders than the Offer and the Merger, (B) the Sub does not make, within ten days of the Sub receiving notice of such third party proposal, an offer which the

Board of Directors believes, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Company's stockholders as such third party proposal, it being understood that the Company shall remain obligated to pay the fees to the Purchaser pursuant to Section 9.09 hereof.

               SECTION 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement, except for the provisions of this Section 8.02 and Sections 6.03(b) and 9.09 hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

               SECTION 8.03 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of the Company (excluding any representative of the Purchaser or an affiliate of the Purchaser), the Purchaser and the Sub at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

               SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company (excluding any representatives or directors appointed by or elected on behalf of the Purchaser or an affiliate of the Purchaser), the Purchaser or the Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein.
Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE IX.

                                 MISCELLANEOUS

               SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

               SECTION 9.02 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof except the Confidentiality Agreement, dated February 2, 1996, between the Company and the Purchaser and (b) shall not be assigned by operation of law or otherwise, provided that the Purchaser or the Sub may assign any of their rights and obligations to any wholly-owned, direct or indirect subsidiary of the Purchaser, but no such assignment shall relieve the Purchaser or the Sub of its obligations hereunder. It is understood and agreed that either the Purchaser, or any wholly-owned subsidiary of the Purchaser, may purchase shares of Common Stock under the Offer.

               SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

               SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopier or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                             if to the Purchaser, BUSA or the Sub:

                             W.H. Brady Co.
                             6555 W. Good Hope Road
                             P.O. Box 571
                             Milwaukee, WI   53201
                             Attention:  Mr. Donald P. DeLuca

                             with a copy to:

                             Quarles & Brady
                             411 E. Wisconsin Avenue
                             Milwaukee, WI   53202
                             Attention:  Conrad G. Goodkind, Esq.

                             if to the Company:

                             Varitronic Systems, Inc.
                             300 Interchange North
                             300 Highway 169 South
                             Minneapolis, Minnesota   56421
                             Attention:  Mr. Scott F. Drill
                             with a copy to:

                             Best & Flanagan
                             601 Second Avenue South
                             Minneapolis, Minnesota   55402
                             Attention:  James C. Diracles, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

               SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

               SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for all of Articles II and III and Section 6.06.

               SECTION 9.08 Counterparts. This Agreement may be executed in counterparts, manually or by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

               SECTION 9.09. Expenses. (a) All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the Purchaser shall cause the Surviving Corporation to pay any and all taxes on the transfer of real property to the Purchaser or the Surviving Corporation imposed by any governmental authority. The Purchaser and the Surviving Corporation shall indemnify and hold the stockholders of the Company harmless from and against any and all liabilities arising out of or related to the payment of such taxes.

                      (b) The Purchaser acknowledges and agrees that the Company has disclosed that it is indebted for fees and expenses (including fees and expenses of its counsel and investment advisors) incurred by it in connection with the transactions contemplated by this Agreement as set forth in
Schedule 9.09. To the best knowledge of the Company, the fees and expenses listed in Schedule 9.09 represent the only significant fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement. It is understood that certain of such fees and expenses may be paid by the Company prior to the execution of this Agreement, and the Purchaser agrees to refrain from taking any action which would interfere with the payment of the foregoing fees and expenses by the Company.

                      (c) If this agreement or the transactions contemplated hereby are terminated or abandoned (unless at such time the Purchaser or the Sub shall be in breach in any material respect of any of its obligations or representations and warranties hereunder) and prior to or contemporaneously with such termination or abandonment, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser or any of its subsidiaries or affiliates (collectively, "Person"), shall have acquired or beneficially owns (and failed to tender such shares) (as defined in Rule 13d-3 promulgated under the Exchange
Act) at least 33.34% of the then outstanding shares of Common Stock, then the Company shall promptly (and in any event within 2 days of receipt by the Company of written notice from the Purchaser) pay the Purchaser the sum of (x) one million dollars and (y) all actual, documented out-of-pocket expenses relating to the Offer and the Merger in an amount up to seven hundred and fifty thousand dollars.

                      (d) The Company grants to the Sub an irrevocable option (the "Option") as set forth in Exhibit B to purchase the number of shares of Common Stock of the Company equal to 19.9% of those outstanding as of the date hereof at a purchase price of $17.50 per share on the terms and conditions of Exhibit B hereto.

               SECTION 9.10  Certain Definitions.  For purposes of this
Agreement:

                      (a) "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

                      (b) "Material Adverse Effect" shall mean any material adverse change in the financial condition or results of operations of the Company and its subsidiaries taken as a whole.

               SECTION 9.11 Performance by Sub. The Purchaser hereby agrees to cause the Sub to comply with its obligations hereunder and under the Offer and to cause the Sub to consummate the Merger as contemplated herein.

               SECTION 9.12 Publicity. So long as this Agreement is in effect, each of the Purchaser and the Sub, on the one hand, and the Company, on the other hand, promptly shall consult and cooperate with the other prior to issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange and except to allow internal communications with employees.

               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                           W.H. BRADY CO.



                                           By:/s/ Katherine M. Hudson
                                              ------------------------------
                                              Katherine M. Hudson
                                              Chief Executive Officer



                                           BRADY USA, INC.



                                           By:/s/ Katherine M. Hudson
                                              ------------------------------
                                               Katherine M. Hudson
                                               President

                                           VSI ACQUISITION CO.



                                           By:/s/ Katherine M. Hudson
                                              ------------------------------
                                              Katherine M. Hudson
                                              President


                                           VARITRONIC SYSTEMS, INC.



                                           By:/s/ Anton J. Christianson
                                              ------------------------------
                                              Anton J. Christianson

                                                                       EXHIBIT A



               The capitalized terms used in this Exhibit A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

               Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any shares of Common Stock tendered, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for shares of Common Stock, if (A) on or prior to the time at which the Offer shall have expired (i) the number of shares of Common Stock validly tendered and not withdrawn immediately prior to the expiration of the Offer, when added to the shares of Common Stock then beneficially owned by the Purchaser and its affiliates, shall not constitute two-thirds of the shares of Common Stock outstanding on a fully diluted basis or (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated, or
(B) at any time on or after February 28, 1996 and before the time of acceptance for payment for any such shares of Common Stock any of the following conditions exist or shall occur and remain in effect:

                      (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (iv) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might materially and adversely affect the extension of credit by lending institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                      (b) there shall have been any statute, rule or regulation enacted, promulgated, entered or enforced or deemed applicable, or any decree, order or injunction entered or enforced by any government or governmental authority in the United States or by any court in the United States that (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole or (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote the shares of Common Stock purchased by the Purchaser on all matters properly presented to the stockholders of the Company; provided, however, that the Purchaser and the Sub shall have used their best efforts to have any such decree, order or injunction vacated or reversed, including, without limitation, by proffering their willingness to accept an order embodying any arrangement required to be made by the Purchaser or the Sub pursuant to Section 6.05(iii) of the Merger Agreement (and notwithstanding anything in this subsection (b) to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for the Purchaser asserting nonfulfillment of the conditions contained in this subsection (b)); or

                      (c) the Merger Agreement shall have been terminated in accordance with its terms; or

                      (d) (i) the Company shall have breached or failed to perform any of its covenants or agreements which breach or failure to perform is material to the obligations of the Company under the Merger Agreement taken as a whole, (ii) any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true in any respect which is material to the Company and its subsidiaries taken as a whole, in each case, when made or (iii) a Material Adverse Effect has occurred, provided that the aggregate effect under
               (i), (ii), and (iii) shall be in excess of $500,000; or

                      (e) the Board of Directors of the Company shall have publicly withdrawn or modified in any material respect adverse to the Purchaser its recommendation of the Offer; provided, however, the Purchaser shall have no right to terminate the Offer or not accept for payment or pay for any shares of Common Stock if the Company withdraws or modifies its recommendation of the Offer and the Merger, by reason of taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to another proposal, and if within ten days of taking and disclosing to its stockholders the aforementioned position, the Company publicly reconfirms its recommendation of the Offer and Merger and takes and discloses to the Company's stockholders a recommendation to reject such other proposal as contemplated by Rule 14e-2(a)(1) promulgated under the Exchange Act; or

                      (f) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer, which, in the reasonable judgment of the Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

               Subject to the terms and provisions of the Merger Agreement the foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Purchaser in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       EXHIBIT B
                             STOCK OPTION AGREEMENT


  STOCK OPTION AGREEMENT, dated as of February 27, 1996 by and among W.H. Brady Co., a Wisconsin corporation ("Brady"), and Varitronic Systems, Inc., a Minnesota corporation (the "Company").

  WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Brady, Brady USA, Inc., a Wisconsin corporation and VSI Acquisition Co., a Minnesota corporation ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of the Company with and into the Sub (the "Merger").

  WHEREAS, as a condition to Brady's willingness to enter into the Merger Agreement, Brady has requested that the Company agree, and the Company has so agreed, to grant to Brady an option with respect to certain shares of the Company's common stock, par value $.01 ("Common Stock"), on the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, to induce Brady to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. Grant of Option. The Company hereby grants Brady an irrevocable option (the "Company Option") to purchase the number of shares of Common Stock equal to 19.9% of shares of Common Stock outstanding as of the date hereof, subject to adjustment as provided in Section 11 (such shares being referred to herein as the "Company Shares"), of the Company (the "Company Common Stock") in the manner set forth below at a price (the "Exercise Price") per Company Share of $17.50 payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

         2. Exercise of Option. The Company Option may be exercised by Brady, in whole or in part, at any time or from time to time until the Company Option expires. In the event Brady wishes to exercise the Company Option, Brady shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Brady in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of the Merger pursuant to the Merger Agreement or December 31, 1996. Notwithstanding the foregoing, the Company Option may not be exercised if Brady is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement. Upon the giving by Brady to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Brady shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to Brady.

         3. Conditions to Closing. The obligation of the Company to issue the Company Shares to Brady hereunder is subject to the conditions, which may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have been terminated; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal state or local administrative agency or commission or other federal state or local governmental authority, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be, and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

         4. Closing. At any Closing, (a) the Company will deliver to Brady or its designee a single certificate in definitive form representing the number of the Company Shares designated by Brady in its Exercise Notice, such certificate to be registered in the name of Brady and to bear the legend set forth in Section 12, and (b) Brady will deliver to the Company the aggregate purchase price for the Company Shares so designated by wire transfer of immediately available funds or certified check or bank check. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Brady or its designee.

         5. Representations and Warranties of the Company. The Company represents and warrants to Brady that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of Brady, is enforceable against the Company in accordance with its terms, (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, authorized and unissued Company Shares equal to the number of Shares equal to 19.9% of the outstanding Shares of Common Stock dated hereof, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Brady upon the exercise of the Company Option, Brady will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of the Company or any of its subsidiaries.

         6. Representations and Warranties of Brady. Brady represents and warrants to the Company that (a) Brady is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Brady and the consummation by Brady of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Brady and no other corporate proceedings on the part of Brady are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Brady and constitutes a valid and binding obligation of Brady, and, assuming this Agreement constitutes a valid and binding obligation of Company, is enforceable against Brady in accordance with its terms.

         7. Brady Put. At the request of Brady by written notice, the Company shall repurchase from Brady the number of

Shares specified in the put notice (the "Put") at $17.50 per share, provided that the Put is limited to Company Shares acquired by Brady pursuant to the Company Option. Payment shall be made by the Company to Brady in two business days.

         8. Voting of Shares. Brady shall vote any shares of capital stock acquired by such party pursuant to this Agreement, or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")) as it sees fit.

         9.    Restrictions on Transfer.

               (a) Restrictions on Transfer. Prior to the Expiration Date, Brady shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Company Shares acquired pursuant to this Agreement, other than (i) pursuant to Section 7, (ii) in accordance with Section 9(b) or Section 10 or (iii) an assignment to an affiliate of Brady or to carry out the Merger or the Offer pursuant to the Merger Agreement.

               (b) Permitted Sales. Brady shall be permitted to sell any Company Shares beneficially owned by it pursuant to the Option if such sale is made pursuant to a tender offer, exchange offer, merger, or similar transaction.

         10. Registration Rights. Brady may by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the Company Shares beneficially owned by Brady (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Brady and its proposed managing underwriter (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith belies that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then fair market value of such shares. The Company (and/or any person designated by the Company) shall thereupon have the option exercisable by written notice delivered to Brady within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") of $17.50 per Share. Any such purchase of Registrable Securities by the Company (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

  If the Company does not elect to exercise its rights pursuant to this Section 10 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information which it reasonably believes would be determined to be disclosed at such time and, in the opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as Brady may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  The registration rights set forth in this Section 10 are subject to the condition that Brady shall provide the Company with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof and such other information with respect to such holder as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

  A registration effected under this Section 10 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Brady, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

  The Company shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

         11. Adjustment Upon Changes in Capitalization. Without limitation to any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, or the sale of Common Stock or the grant of any option to anyone other than Brady, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Brady its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

         12. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Brady pursuant to the Option, shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF FEBRUARY 27, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Brady shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act; and (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference.
In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

         13. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Shares sold by Brady in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement.

         14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate or irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

         15. Entire Agreement. This Agreement, the Confidentiality Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

         16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary or in order to consummate the transactions contemplated hereby.

         17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Brady is not permitted to acquire the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow Brady to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

         18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopies (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         A.    If to Brady, to:

                     W.H. Brady Co.
                     6555 West Good Hope Road
                     Milwaukee, WI  53223

                     Attention:   Donald P. DeLuca

               with a copy to:

                     Quarles & Brady
                     411 East Wisconsin Avenue
                     Milwaukee, WI  53202-4497

                     Attention:   Conrad G. Goodkind, Esq.

         B.    If to the Company, to:

                     Varitronic Systems, Inc.
                     300 Interchange North
                     300 Highway 169 South
                     Minneapolis, MN  55926

                     Attention:   Raymond F. Good

               with a copy to:

                     Best & Flanagan
                     4000 First Bank Place
                     601 Second Avenue South
                     Minneapolis, MN  44502-2371

                     Attention:  James C. Diracles, Esq.

         19. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed within such State.

         20. Interpretation. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

         22. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         23. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

         24. Extension of Time Periods. The time periods for exercise of certain rights under the Agreement shall be extended to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

         25. Replacement of Company Option. Upon receipt by the Company of evidence reasonably satisfactory to it on the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        W.H. BRADY CO.


                                        By:  /s/ Katherine M. Hudson
                                             ---------------------------
                                              Name:  Katherine M. Hudson
                                                   ---------------------
                                              Title: President
                                                    --------------------


                                        VARITRONIC SYSTEMS, INC.


                                         By: /s/ Anton J. Christianson
                                             --------------------------
                                             Anton J. Christianson